Exhibit 99.1

For Immediate Release	From:	Mark Chapman
SVP/Director, Corporate Communications
415-526-6485
mchapman@tambank.com

Tamalpais Bancorp Reports
Results for Fiscal 2009

Bancorp Continuing to Take Reserves and Charges
to Fulfill Mandated Actions

San Rafael, CA—February 12, 2010—Tamalpais Bancorp (the Company), the parent company for Tamalpais Bank (the Bank), today reported a net loss for the fourth quarter of 2009 of $28.2 million and a quarterly loss per share (EPS) of $7.37. The net loss for the full year of 2009 was $37.6 million and the annual loss per share was $9.84, compared to net income of $4.8 million and EPS of $1.26 in the prior year.

To meet regulatory requirements, the Bank continues to divest itself of portions of its loan portfolio to reduce its risk exposure in classified assets and to facilitate the required roll-off of brokered deposits. The resulting loan loss provisions recorded for loans sold in the fourth quarter of 2009, for loans to be sold in the first quarter of 2010, and general provisions, increased the allowance for loan losses as a percent of total loans held for investment to 5.03% as of December 31, 2009, from 1.37% as of December 31, 2008.  For the 12 months ended December 31, 2009 the Bank’s net loans decreased by $88.8 million to $495.6 million.

“In the fourth quarter, we increased our allowance for loan losses to resolve non-performing loans and to acknowledge the decline in commercial real estate values,” said Mark Garwood, president /CEO/chairman. “The results of this action and plans for loan sales in the first quarter 2010 show our continuing and determined work to improve our credit quality.

“We are focusing our efforts on raising capital and have been successful in increasing deposit balances, plus decreasing FHLB borrowings and brokered deposits,” he said.

During 2009, deposits into the Bank increased by $26.9 million to $487.2 million. During this same period, intermediate-term investments decreased by $10.4 million to $56.8 million and the Bank’s FHLB borrowings decreased by $64.0 million to $119.1 million. As of December 31, 2009 the total assets of the Company decreased to $629.7 million from a total of $703.7 million as of December 31, 2008.

About Tamalpais Bancorp
Tamalpais Bancorp, through its wholly owned subsidiary Tamalpais Bank, offers business and consumer banking through its seven Marin County full service branches. The Company had $630 million in assets as of December 31, 2009. As previously reported, Tamalpais Wealth Advisors will be absorbed by CSI Capital Management Inc.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Tamalpais Bancorp and its subsidiary. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) our ability to successfully raise capital or otherwise comply with the requirements of the FDIC order and agreement with the Federal Reserve Board; (2) competitive pressure among financial services companies increases significantly; (3) changes in the interest rate environment reduce interest margins; (4) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (5) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(6) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; and (7) other risks detailed in the Tamalpais Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Tamalpais Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Tamalpais Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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